SCHEDULE A
REVISED MULTIPLE CLASS PLAN
 (revised effective January 1, 2017)
for the
ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

AZL DFA Five-Year Global Fixed Income Fund	Class 1 Class 2
AZL Enhanced Bond Index Fund	Class 1 Class 2
AZL Emerging Markets Equity Index Fund	Class 1 Class 2
AZL Global Equity Index Fund	Class 1 Class 2
AZL International Index Fund	Class 1 Class 2
AZL Mid Cap Index Fund	Class 1 Class 2
AZL Morgan Stanley Global Real Estate Fund	Class 1 Class 2
AZL Pyramis Multi-Strategy Fund	Class 1 Class 2
AZL Pyramis Total Bond Fund	Class 1 Class 2
AZL Russell 1000 Growth Index Fund	Class 1 Class 2
AZL Russell 1000 Value Index Fund	Class 1 Class 2
AZL Small Cap Stock Index Fund	Class 1 Class 2
AZL S&P 500 Index Fund	Class 1 Class 2